Exhibit 99.1

THE HANOVER ESTIMATES IMPACT FROM THIRD QUARTER WEATHER ACTIVITY, PROVIDES SEGMENT EARNINGS ESTIMATE FOR THE QUARTER AND SCHEDULES EARNINGS RELEASE DATE

WORCESTER, Mass., October 12, 2011 - The Hanover Insurance Group, Inc. (NYSE: THG) today announced the estimated impact of weather-related activity on its 2011 third quarter results.

The Hanover currently estimates the impact of unusually severe weather-related activity in the quarter on its commercial and personal lines segments to be in the range of $110 to $115 million before taxes, or $1.57 to $1.65 after tax per share.

Included in this estimate were losses from domestic catastrophe events in the range of $85 to $90 million. The largest event, Hurricane Irene, is expected to be $55 to $60 million before taxes, for the commercial and personal lines segments. The quarter was also impacted by other weather-related losses, which were significant in the aggregate, but not classified as catastrophes.

Taking into account the weather-related claim activity, increased loss reserves in surety business driven by weak economic conditions, as well as other currently available information, The Hanover expects a third quarter segment loss after tax(1) per share for all segments, including Chaucer, to be in the range of $0.37 to $0.47.

The Hanover expects to release its third quarter 2011 financial results after the market close on Wednesday, November 2. The company will webcast the discussion of its results on Thursday, November 3, at 10:00 a.m. ET, through The Hanover Web site at www.hanover.com.

Those who would like to listen should go to the Web site 15 minutes prior to the start of the call to register, download and install any necessary audio software.

(1)	Non-GAAP financial measure. It is defined as income from continuing operations, excluding the after-tax impact of net realized investment gains (losses), gains (losses) on the retirement of debt, the impact of foreign exchange rates/transactions, net gains and losses on derivative transactions, costs to acquire businesses, restructuring costs and certain other items. The Company believes that measures of segment income after tax provide investors with valuable measures of the performance of the company’s ongoing business because they highlight income from continuing operations attributable to the core operations of the business. Income from continuing operations per share is the most directly comparable GAAP measure for segment income after tax per share. The Company expects a third quarter loss from continuing operations to be in the range of $0.20 to $0.50 per share. The reconciling items from segment income are investment related items ranging from $(0.11) to $0.05 per share, foreign currency related items ranging from ($0.02) to $0.19 per share, tax related items of $0.06 per share and other items ranging from $(0.03) to $0.04 per share.

Forward-looking Statements and Non-GAAP Financial Information

The Company’s estimates of weather-related catastrophe losses and segment income after tax per share (including the reconciliation to income from continuing operations per share) are forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995 and relate to estimated weather-related losses and other financial matters incurred prior to the date of this press release. The company cautions investors that such forward-looking statements are estimates or projections which involve significant judgment and uncertainty and actual results could differ materially. Investors should consider the risks and uncertainties in our business that may affect such estimates, including (i) the inherent difficulties in arriving at such estimates; (ii) variations in the company’s current estimates that may change as the company finalizes its financial results; and (iii) other risks and uncertainties that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under “Investors.” The difficulties at arriving at estimates with regard to catastrophes and other losses are the result of difficulties policyholders may have in reporting claims and in The Hanover’s ability to adjust claims because of the devastation encountered; the challenge of making final estimates to repair or replace properties during the early stages of examining damaged properties; the effect of “demand surge”; potential latent damages, which are not discovered until later; potential business interruption claims, the extent of which cannot be known at the time; the inherent uncertainty of estimating loss and loss adjustment reserves; the necessity of integrating Chaucer’s financial results, including matters relating to foreign currency translations; and other factors.

The Hanover believes that measures of segment income after tax provide investors with valuable measures of the performance of the company’s ongoing business because they highlight income from continuing operations attributable to the core operations of the business. Income from continuing operations per share is the most directly comparable GAAP measure for segment income after tax per share. Non-GAAP measures should not be construed as substitutes for income from continuing operations, net income or other GAAP measures.

About The Hanover

The Hanover Insurance Group, Inc. (NYSE: THG), based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan and Chaucer Holdings PLC, based in London, and their affiliates. The Hanover offers a wide range of property and casualty products and services to businesses, individuals, and families through a select group of agents and brokers. The company is ranked among the top 25 property and casualty insurers in the United States and has been meeting its obligations to its agent partners and their customers for nearly 160 years. Through Chaucer, the company also underwrites business at Lloyds in major insurance and reinsurance classes including property, marine, energy, U.K. motor, aviation and other coverages. For more information, please visit www.hanover.com.

Contacts:

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley
(508) 855-2063	(508) 855-3099
Email: olukasheva@hanover.com	Email: mibuckley@hanover.com

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